Exhibit 10.16.1

FIRST AMENDMENT

TO

EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement is entered into, among National CineMedia, Inc., a Delaware corporation (the “Company” or “NCM, Inc.”), National CineMedia, LLC, a Delaware limited liability company (“NCM LLC”), and Gary W. Ferrera (the “Executive”) to be effective as of January 1, 2009 (the “Effective Date”), unless otherwise provided

RECITALS

A. The Executive currently serves as the Executive Vice President and Chief Financial Officer of the Company and the Company provides management services to NCM LLC.

B. The terms of the Executive’s employment are covered by an employment agreement among the Executive, the Company and NCM LLC, effective February 13, 2007 (the “Agreement”).

C. Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) requires a nonqualified deferred compensation plan to meet specified design and operational requirements. The Agreement is required to be amended for compliance with Section 409A of the Code and the final Treasury Regulations thereunder (“Section 409A”).

D. The Executive, the Company and NCM LLC desire to amend the Agreement for the purpose of bringing the Agreement into compliance with the requirements of Section 409A and to make technical changes to the bonus-related provisions to comply with Section 162(m) of the Code. The Agreement, as amended by this First Amendment, is intended to comply with the requirements of Section 409A and Section 162(m) of the Code.

AGREEMENT

In consideration of the mutual promises contained in the Agreement and herein and for good and valuable consideration, the receipt of which is mutually acknowledged, the Executive, the Company, and NCM LLC agree as follows:

1. Section 4 of the Agreement, “Bonuses,” is hereby amended by adding a new subsection (c) to read in its entirety as follows:

(c) Effective on and after January 2, 2008, notwithstanding the foregoing, the amount, time and form of payment of any bonus award to the Executive hereunder shall be determined under the Company’s applicable performance bonus plan.

2. Section 8 of the Agreement, “Termination of Employment,” is hereby amended by adding a new subsection (i) to read in its entirety as follows:

(i) Section 409A; Time and Form of Payments and Benefits. The parties intend that each payment and benefit provided to the Executive upon his termination of employment, shall be eligible for certain regulatory exceptions to the limitations imposed on deferred compensation by Section 409A or shall comply with the requirements of Section 409A. The purpose of this subsection 8(i) is to amend the Agreement to comply with, or be eligible for one or more exceptions from, the requirements of Section 409A.

(i)	Time and Form of Payment. Each of the following amounts payable to the Executive under this Agreement shall constitute a separate payment for purposes of Section 409A:

(1)	The amount of Base Salary payable pursuant to subsection 8(b)(i), and each installment thereof, shall constitute a separate payment defined as the “Disability Payment.” The Disability Payment shall be paid in equal installments on the same date that the Company makes its normal payroll payments in accordance with the Company’s payroll practices in effect for the Executive on the Effective Date, provided, however, that if the six month delay in payment required by subsection 8(i)(iii) hereof applies, the installment payments for the first six months following the date of separation from service shall be withheld and paid on the first pay date that is more than six months following the date of separation from service. The first installment payment of the Disability Payment shall be made on the first pay date that is 60 days or more following the date of separation from service by the Executive, provided that the Executive must execute and not revoke a release of claims against the Company within such 60 day period.

(2)	The amount of Base Salary payable pursuant to subsections 8(d)(i) or 8(e), and each installment thereof, shall constitute a separate payment defined as the “Severance Payment.” The Severance Payment shall be paid in equal installments on the same date that the Company makes its normal payroll payments in accordance with the Company’s payroll practices in effect for the Executive on the Effective Date, provided, however, that if the six month delay in payment required by subsection 8(i)(iii) hereof applies, the installment payments for the first six months following the date of separation from service shall be withheld and paid on the first pay date that is more than six months following the date of separation from service. The first installment payment of the Severance Payment shall be made on the first pay date that is 60 days or more following the date of separation from service by the Executive, provided that the Executive must execute and not revoke a release of claims against the Company within such 60 day period.

(3)

Any incentive bonus payable to the Executive pursuant to subsections 8(a)(ii), 8(b)(ii), 8(c)(ii), 8(d)(ii) or 8(e) shall be determined under the terms of the applicable performance bonus plan in which he participates (the “Bonus Plan”) and shall constitute a separate payment defined as the “Accrued Bonus.” The Accrued Bonus shall be paid in a lump sum payment no later than the 15th day of the third month following the later of (A) the end of the Company’s taxable year or (B) the end of the calendar year to which the performance bonus relates, except as required by subsection 8(i)(iii) hereof, and provided further that the release required of the Executive shall have been executed and not revoked within the time period specified in subsections 1 and 2 above.

(ii)	Continuation of Benefits; Reimbursements. For purposes of the Agreement, with respect to continued coverage or participation by the Executive in employee benefit plans and programs or reimbursement of expenses for the specified periods, the Agreement shall be interpreted as follows:

(1)	Continuation of Medical Benefits Following Death. Payments by the Company for the continued medical benefits pursuant to COBRA for the Executive’s surviving Spouse and “eligible dependents” set forth in subsection 8(a)(iii) shall be paid in monthly installments for the one year period following the death of the Executive consistent with the amount and time of payment required under the applicable plan. The first such payment for continued medical benefits pursuant to COBRA shall be made on the first day of the month immediately following the month in which the Executive dies. The right to continued coverage shall not be subject to liquidation or exchange for another benefit.

(2)	Continuation of Benefits. In lieu of, and in full satisfaction of, continued participation in all employee benefit plans or programs in which the Executive was participating on the date of his termination of employment, pursuant to subsection 8(d)(iii) or 8(e) of this Agreement, the Executive shall receive payments at the same time, and subject to the same conditions, as the Severance Payments or the Disability Payments, as applicable, the “Benefit Payment”, except as required by subsection 8(i)(iii) hereof. The amount of the Benefit Payment shall be determined as the sum of the Company payments or contributions on behalf of the Executive (and his family) under each such benefit plan for the immediately preceding calendar year, divided by 12 (the “Monthly Benefit Amount”). The Monthly Benefit Amount shall be paid for the number of months specified in the relevant subsection of Section 8 of the Agreement, as applicable, and shall be divided by the number of pay periods in each such month and the applicable portion of the Monthly Benefit Amount shall be paid at the same time as installment payments of Severance Payments or Disability Payments are made in accordance with this subsection 8(i).

(3)	Reimbursement of Expenses. Section 5 and subsections 8(a)(iv), 8(b)(iii), 8(c)(iii), 8(d)(iv), and 8(e) provide for reimbursement of any business expenses incurred by the Executive prior to his separation from service (or death). The amount of any such reimbursement shall be paid to the Executive (or his beneficiary or estate) on or before December 31 of the calendar year following the calendar year in which the Executive incurred the eligible expenses. The amount of expenses eligible for reimbursement during any calendar year shall not affect the amount of expenses eligible or reimbursement in any other calendar year. The right to reimbursement shall not subject to liquidation or exchange for another benefit.

(iii)	Delay in Payment. Notwithstanding anything contained in the Agreement to the contrary, if the Executive is deemed by the Company at the time of the Executive’s “separation from service” with the Company and NCM LLC to be a “specified employee,” any “nonqualified deferred compensation” to which the Executive is entitled in connection with such separation from service after taking into account all applicable exceptions from Section 409A, shall not be paid or commence payment until the date which is the first business day following the six-month period after the Executive’s separation from service (or if earlier, the Executive’s death). Such delay in payment shall only be effected with respect to each separate payment to the extent required to avoid adverse tax treatment to the Executive under Section 409A. Any payments and benefits not subject to such delay, shall be paid pursuant to the time and form of payment specified as above. Any compensation which would have otherwise been paid during the delay period in the absence of this subsection 8(i)(iii) shall be paid to the Executive (or his beneficiary or estate) in a lump sum payment on the first business day following the expiration of the delay period.

(iv)	Good Reason. The parties intend that the definition of Good Reason and the operation of subsection 8(e) be treated as an involuntary separation from service consistent with the requirements of Treasury Regulation § 1.409A-1(n). “Good Reason” shall mean the Executive’s resignation following a material diminution in the Executive’s authority, duties, or responsibilities without the written consent of the Executive. The Executive shall provide written notice to the Company within 90 days of the initial existence of the Good Reason condition. Upon receipt of such notice, the Company shall have a period of 20 days during which it may remedy the condition and not be required to pay the amounts.

(v)	Key Definitions. For purposes of the Agreement, the term “termination of employment” shall mean “separation from service” and the terms “separation from service,” “specified employee” and “nonqualified deferred compensation” shall have the meanings ascribed to such terms pursuant to Section 409A and other applicable guidance.

3. Section 24, “Section 409A; Deferred Compensation,” shall be amended and restated to read in its entirety as follows:

24. Section 409A; Deferred Compensation. The parties intend that any amounts payable and benefits provided under this Agreement and the exercise of authority or discretion by the Company or by the Executive (a) shall be eligible for certain regulatory exceptions to the limitations imposed on deferred compensation by Section 409A; or (b) shall comply with the provisions of Section 409A, in both cases so as not to subject the Executive to the payment of additional taxes and interest that may be imposed under Section 409A. To the extent that any amount payable or benefit provided to the Executive would trigger the additional tax or interest imposed under Section 409A, the Company and the Executive agree to work together to modify the Agreement to the minimum extent necessary to reasonably comply with the requirements of Section 409A, provided that the Company and NCM LLC shall not be required to assume any increased economic burden.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties have executed this First Amendment to Agreement on the dates set forth below, to be effective as of the Effective Date.

NATIONAL CINEMEDIA, INC. The Company; NCM Inc.

By:	/s/ Kurt C. Hall
Kurt C. Hall
President and Chief Executive Officer

Date:	February 23, 2009

NATIONAL CINEMEDIA, LLC NCM LLC

By:	/s/ Kurt C. Hall
National CineMedia, Inc., as Managing
Member
Kurt C. Hall
President and Chief Executive Officer

Date:	February 23, 2009

EXECUTIVE

By:	/s/ Gary W. Ferrera
Gary W. Ferrera

Date:	February 23, 2009

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